EXHIBIT 4.32B

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of March 21, 2008, among Clean Harbors, Inc., a Massachusetts corporation (the “Company”), Clean Harbors Recycling Services of Chicago, LLC, a Delaware limited liability company (“CH Chicago Recycling”), Clean Harbors Recycling Services of Ohio, LLC, a Delaware limited liability company (“CH Ohio Recycling”),  Clean Harbors Development, LLC (“CH Development,” and together with CH Chicago Recycling and CH Ohio Recycling,  the “New Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”) under the Indenture as defined below. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 30, 2004, providing for the issuance of an aggregate principal amount of $150,000,000 of 11¼% Senior Secured Notes due 2012 (the “Securities”), and substantially all of the Company’s Domestic Restricted Subsidiaries have unconditionally guaranteed the Company’s obligations under the Securities and the Indenture;

WHEREAS, Sections 4.15 and 4.20(a) of the Indenture provide that under certain circumstances the Company is required to cause any New Domestic Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such New Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without notice to or consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually agree for the benefit of the Holders of the Securities as follows:

1.                                       Agreement to Guarantee.  The New Guarantors hereby agree to unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture and that their obligations to the Holders and the Trustee pursuant to this Supplemental Indenture shall be as expressly set forth with respect to all Guarantors in Article XI of the Indenture and in such other provisions of the Indenture as are applicable to all Guarantors, and reference is made to the Indenture for the precise terms of this Supplemental Indenture.  The terms of Article XI of the Indenture and such other provisions of the Indenture as are applicable to all Guarantors are incorporated herein by reference.

2.                                       Execution and Delivery of Guarantee.

(a)                                  To evidence its Guarantee set forth in this Supplemental Indenture, each New Guarantor is, contemporaneously with its execution and delivery of this Supplemental Indenture, executing and delivering to the Trustee a Guarantee substantially in the form of Exhibit E to the Indenture.  The validity and enforceability of the Guarantee set forth in this Supplemental Indenture and such Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

(b)                                 Each of the New Guarantors hereby agrees that its Guarantee set forth in this Supplemental Indenture and such Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Guarantee.

(c)                                  If an Officer of a New Guarantor whose signature is on this Supplemental Indenture or such Guarantee no longer holds that office at the time the Trustee authenticates any Security on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Security shall nevertheless be valid.

(d)                                 The delivery of any Security by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Guarantee set forth in this Supplemental Indenture and such Guarantee on behalf of each New Guarantor.

3.                                       No Recourse Against Others.  No Affiliate, director, officer, employee, limited liability company member or stockholder of the Company or any Subsidiary, as such, shall have any liability for any obligations of the Issuer under the Securities or any Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Securityholder by accepting a Security waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of the Securities.

4.                                       New York Law to Govern.  The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture and the Guarantee.

5.                                       Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.                                       Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

CLEAN HARBORS, INC.

By:	/s/ James J. Rutledge
	Name:	James M. Rutledge
	Title:	Executive Vice President

CLEAN HARBORS RECYCLING SERVICES OF CHICAGO, LLC,
CLEAN HARBORS RECYCLING SERVICES OF OHIO, LLC, and
CLEAN HARBORS DEVELOPMENT, LLC,
each as a Guarantor

By:	/s/ James J. Rutledge
	Name:	James M. Rutledge
	Title:	Executive Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David J. Ganss
	Name:	David J. Ganss
	Title:	Vice President